As filed with the Securities and Exchange Commission on January 31, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NUTRACEUTICAL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0515089 (I.R.S. Employer Identification Number)

1400 Kearns Boulevard, 2nd Floor Park City, Utah (Address of Principal Executive Offices)	84060 (Zip Code)

Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan

(Full title of the plan)

Stanley E. Soper

Vice President, Legal Affairs

Nutraceutical International Corporation

1400 Kearns Boulevard, 2nd Floor

Park City, UT 84060

(Name and address of agent for service)

(435) 655-6106

(Telephone number, including area code, of agent for service)

Copies to:

Nutraceutical International Corporation Investor Relations 1400 Kearns Boulevard, 2nd Floor Park City, UT 84060 (435) 655-6106	David S. Huntington, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	800,000	$17.66	$14,128,000	1,927.06

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock, $.01 par value, of the registrant (the “Common Stock”) shown in the table above, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (the “Plan”), may become subject to the Plan.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price was determined based on the average high and low prices reported for Nutraceutical International Corporation’s common stock on the Nasdaq Global Select Market on January 29, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 800,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to awards to be granted by the Registrant under the Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Part I of this Registration statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registration Information and Employee Plan Annual Information.

We will furnish, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (the “Plan”), which are available without charge by contacting:

Stanley E. Soper

Vice President, Legal Affairs

Nutraceutical International Corporation

1400 Kearns Boulevard, 2nd Floor

Park City, UT 84060

Telephone number: (435) 655-6106

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Nutraceutical International Corporation (the “Company”) incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed:

(1)         the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

(2)         the Company’s Current Reports on Form 8-K filed on January 31, 2013 and November 21, 2012 (excluding information furnished under Item 2.02 thereof and exhibit furnished under Item 9.01 thereof) and December 12, 2012 (excluding exhibits furnished under Item 9.01 thereof);

(3)         the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, filed on January 31, 2013; and

(4)         the description of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) contained in Item 1 of the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on January 21, 1997, and any amendment or report filed for the purposes of updating such description.

In addition, the Company incorporates by reference herein all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed, unless specifically incorporated by reference in this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Company, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company provides that the Company’s officers and directors are entitled to indemnification from the Company to the fullest extent permitted by the Delaware General Corporation Law and except as otherwise provided by the Company’s Bylaws, no director of the Company will be liable to the Company or its stockholders for monetary damages arising from breach of fiduciary duty owed to the Company or to its stockholders. The Amended and Restate Certificate of Incorporation of the Company provides that each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, except that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

Bylaws. The Bylaws of the Company provide for the indemnification of the officers and directors of the Company to the fullest extent authorized by the Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its officers and directors. Those agreements establish processes and procedures for indemnification claims.

Insurance. The Company maintains directors and officers liability insurance, which covers such persons against certain claims or liabilities arising out of the performance of their duties.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description of Exhibit
3.1	Form of Amended and Restated Certificate of Incorporation of the Company(1)
3.2	Form of By-laws of the Company(1)
5	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to the legality of the securities registered hereby (2)
10.1	Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (3)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (2)
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in its opinion) (2)
24	Power of Attorney (4)

(1)                                 Incorporated herein by reference to the applicable exhibit to our Registration Statement on Form S-1/A, Registration File No. 333-41909.

(2)                                 Filed herewith.

(3)                                 Incorporated herein by reference to the Appendix A of the Company’s Proxy Statement, Commission File No. 000-23731.

(4)                                 Included on the signature page to this registration statement.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on January 31, 2013.

NUTRACEUTICAL INTERNATIONAL CORPORATION

By:	/s/ FRANK W. GAY II
Frank W. Gay II
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank W. Gay II, Stanley E. Soper and Cory J. McQueen, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 31, 2013.

Signature	Capacity

/s/ FRANK W. GAY II	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Frank W. Gay II

/s/ JEFFREY A. HINRICHS	Director, Executive Vice President, Chief Operating Officer and Secretary
Jeffrey A. Hinrichs

/s/ CORY J. MCQUEEN	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Cory J. McQueen

/s/ GREGORY M. BENSON	Director
Gregory M. Benson

/s/ MICHAEL D. BURKE	Director
Michael D. Burke

/s/ J. KIMO ESPLIN	Director
J. Kimo Esplin

/s/ JAMES D. STICE	Director
James D. Stice

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Form of Amended and Restated Certificate of Incorporation of the Company(1)
3.2	Form of By-laws of the Company(1)
5	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to the legality of the securities registered hereby (2)
10.1	Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan (3)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (2)
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in its opinion) (2)
24	Power of Attorney (4)

(1)                                 Incorporated herein by reference to the applicable exhibit to our Registration Statement on Form S-1/A, Registration File No. 333-41909.

(2)                                 Filed herewith.

(3)                                 Incorporated herein by reference to the Appendix A of the Company’s Proxy Statement, Commission File No. 000-23731.

(4)                                 Included on the signature page to this Registration Statement.